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                                                                                                     EXHIBIT 12
                                                                       OHIO POWER COMPANY
                                                 Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (in thousands except ratio data)
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                                                                                                         Twelve
                                                                                                         Months
                                                                  Year Ended December 31,                 Ended
                                                   -----------------------------------------------------
                                                       1996       1997       1998      1999       2000   6/30/01
                                                       ----       ----       ----      ----       ----
Fixed Charges:
  Interest on First Mortgage Bonds . . . . . . . .  $ 52,147   $ 45,540  $ 33,663   $ 25,506   $ 22,901  $ 22,776
  Interest on Other Long-term Debt . . . . . . . .    27,045     29,620    38,520     49,125     58,605    58,548
  Interest on Short-term Debt. . . . . . . . . . .     4,006      4,519     5,821      8,327      8,614    11,005
  Miscellaneous Interest Charges . . . . . . . . .     3,705      4,464     4,617      5,016     34,417    34,777
  Estimated Interest Element in Lease Rentals. . .    53,200     52,900    59,300     53,400     51,600    51,600
                                                    --------   --------  --------   --------   --------  --------
        Total Fixed Charges. . . . . . . . . . . .  $140,103   $137,043  $141,921   $141,374   $176,137  $178,706
                                                    ========   ========  ========   ========   ========  ========

Earnings:
  Income Before Extraordinary Item     . . . . . .  $217,655   $208,689  $209,925   $212,157   $102,613  $ 83,655
  Plus Federal Income Taxes. . . . . . . . . . . .   117,243    121,559   112,087    130,814    208,737   192,667
  Plus State Income Taxes. . . . . . . . . . . . .     2,252      2,655     2,742      1,677     (3,058)      464
  Plus Fixed Charges (as above). . . . . . . . . .   140,103    137,043   141,921    141,374    176,137   178,706
                                                    --------   --------  --------   --------   --------  --------
       Total Earnings. . . . . . . . . . . . . . .  $477,253   $469,946  $466,675   $486,022   $484,429  $455,492
                                                    ========   ========  ========   ========   ========  ========

Ratio of Earnings to Fixed Charges . . . . . . . .      3.40       3.42      3.28       3.43       2.75      2.54
                                                        ====       ====      ====       ====       ====      ====
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